EXHIBIT 99.5 - PRESS RELEASE ISSUED JUNE 11, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

             EST ANNOUNCES INDUSTRY CANADA APPROVAL OF NEW PRODUCT

KENNEWICK, WASHINGTON --- June 11, 1998 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the Company's new product, the ESTeem (tm) 192M has been granted Industry Canada type acceptance effective June 1, 1998.

The new Esteem 192M wireless modem designed for industrial control, public safety, and power utility applications boasts a RF data rate twice as fast as current commercial radio products, while adding infrared and phone interfaces to the radio area network (RAN). The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem 192M allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide.
The Model 192M offers over 1,920 software selectable channels at a data rate of 19,200 bps, 2 watts RF output in the 150 to 174 MHz frequency range. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 15 miles to approximately 60 miles.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST for more details.

                                www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.